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                                                                    EXHIBIT 11.1

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
               (Thousands of Dollars, Except Per Share Amounts)


                                                     Three Months Ended
                                                          March 31,
                                                ---------------------------
                                                    1997            1996
                                                -----------     -----------
COMPUTATION OF EARNINGS PER SHARE
ASSUMING NO DILUTION:
 Net Income.................................    $    15,394     $    19,914
 Less: Preferred stock dividend
  requirements..............................         (2,720)         (2,841)
                                                -----------     -----------

 Net income applicable to common stock......    $    12,674     $    17,073
                                                ===========     ===========

 Weighted average number of shares
  of common stock outstanding...............     44,411,705      43,748,550
                                                ===========     ===========

 Earnings per share assuming no dilution....    $       .29     $       .39
                                                ===========     ===========

COMPUTATION OF EARNINGS PER SHARE
ASSUMING FULL DILUTION:
 Net Income.................................    $    15,394     $    19,914
 Less: Preferred stock dividend
  requirements..............................         (2,720)         (2,841)
 Add: Reduction of preferred stock dividends
  applicable to the assumed conversion
  of Convertible Preferred Stock............          2,695           2,695
                                                -----------     -----------

 Net income applicable to common
  stock assuming full dilution..............    $    15,369          19,768
                                                ===========     ===========

 Weighted average number of shares
  of common stock outstanding...............     44,411,705      43,748,550
 Weighted average common stock
  equivalents applicable to
  stock options.............................        828,547         438,815
 Weighted average shares issuable
  upon conversion of Convertible
  Preferred Stock...........................      6,381,798       6,381,798
                                                -----------     -----------

 Weighted average shares used for
  computation...............................     51,622,050      50,569,163
                                                ===========     ===========

 Earnings per share assuming
  full dilution.............................    $       .30(a)  $       .39(b)
                                                ===========     ===========


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(a)     This calculation is submitted in accordance with paragraph 601(b)(11) of
        Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.

(b) This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.